AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT


	THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of December 5, 2011, by and among The Variable Annuity Life Insurance Company ("VALIC") and The Boston Company Asset Management LLC (the "Sub-Adviser").

	RECITALS

WHEREAS, VALIC and VALIC Company II ("VC II") (formerly North
American Funds Variable Product Series II) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain
Investment Sub-Advisory Agreement dated June 7, 2010 (the "Agreement"), with respect to the VC I Covered Funds with the Sub-Adviser, as listed on Schedule A thereto; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the Capital Appreciation Fund, as a Covered Fund to be managed by the Sub-Adviser.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the Capital Appreciation Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

2.	Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly supplemented,
amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE		THE BOSTON COMPANY ASSET
INSURANCE COMPANY			MANAGEMENT, LLC

By:	/s/ Kurt W. Bernlohr		By:	/s/ Bart Grenier

Name:	Kurt W. Bernlohr		Name:	/s/ Bart Grenier

Title:	Senior Vice President	Title: 	Chairman, Chief Executive Officer
					and Chief Financial Officer


SCHEDULE A

Effective December 5, 2011

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

	Covered Fund			Fee

Large Cap Value Fund		0.250% on the first $250 million
0.225% on the next $250 million
0.200% on over $500 million

	Capital Appreciation Fund	0.30% on the first $100 million
0.25% on over $100 million